EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated March 25, 2016, with respect to the consolidated balance sheets of Community Bancorp. and Subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the years then ended, which report is incorporated by reference in the Annual Report on Form 10-K of Community Bancorp. for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus included in this Registration Statement.

Portland, Maine
October 31, 2016
VT Reg. No. 92-0000278